Exhibit 99

Anadarko Announces Refocused Strategy

    HOUSTON--(BUSINESS WIRE)--June 9, 2004--Anadarko Petroleum
Corporation (NYSE:APC)

    --  Strategy targets improved returns and sustainable growth

    --  Significant divestiture and realignment of assets planned

    --  $2 billion share repurchase program authorized

    Anadarko Petroleum Corporation (NYSE:APC) today unveiled a refocused corporate strategy that is expected to deliver higher returns on investments and sustainable 5 percent to 9 percent annual production growth.
    Strategy execution will involve an asset realignment that is expected to result in the divestiture of properties representing about 15 percent of Anadarko's year-end 2003 proved reserves and about 25 percent of current oil and gas production, with after-tax proceeds expected to exceed $2.5 billion.
    "Since the beginning of the year, we've been conducting a thorough review of the entire company to determine the best path forward," Anadarko President and CEO Jim Hackett said. "Our review highlighted the fact that, despite the good quality of our assets, there were factors at work making it difficult to grow the company and maintain strong capital efficiency. The strategy we've developed does several things: it refocuses our efforts and capital on the areas where we have consistently produced excellent results; institutionalizes a dynamic process to manage our assets differently; lowers the reinvestment required to maintain existing production levels; and strengthens our financial discipline and strategic flexibility. We are focused on managing costs, with renewed efforts to lower lease operating expenses per barrel of oil equivalent produced and to improve overall general and administrative expenses. The end result is a company positioned to deliver stronger, highly visible growth and improved cash margins through 2009 and beyond, along with a substantially improved balance sheet."
    Hackett said the company intends to use proceeds from asset sales to reduce net debt on its balance sheet and to repurchase stock. The board of directors has authorized the repurchase of up to $2 billion of Anadarko common stock.
    "From a strategic perspective, the divestitures will enhance our ability to perform in the future," he said. "By removing properties that are difficult for Anadarko to grow and retaining those we can grow efficiently and that have more upside potential, we expect to be able to provide near-term growth and profitability while also generating enough cash flow to fund long-term growth. Using pro forma 2004 numbers -- as if the planned divestitures had occurred on Jan. 1, 2004 -- our expected annual growth rate has moved to 5-to-9 percent from our previous guidance of 3-to-7 percent. Importantly, growth in 2005 is expected to be above the high end of the new range due to major development projects that will be commencing this year and next. Furthermore, the portfolio improvements should lead to cash flow growth at a rate even faster than production."
    Expanding on the company's new operating strategy, Hackett said Anadarko is not changing what the company does, but rather where and how resources are allocated.
    "We are retaining our commitment to exploration and development, especially in the areas of high-potential exploration and unconventional resource identification and commercialization," he said. "We will strengthen our focus in those areas. However, we are changing which properties we choose to work, and how we're going to manage them."
    He said the retained properties will be separated into two broad categories and managed to serve different roles within the overall portfolio.

    FOUNDATION ASSETS

    "Foundation" assets will be those with efficient reinvestment features to hold production flat or to grow it modestly, and that generally have low underlying decline rates over a long period of time. Today, these assets are primarily in onshore North America, and they will generate significant free cash that can be reinvested into growth areas.

    GROWTH PLATFORMS

    "Growth platforms" are expected to become increasingly global in nature and currently include the Gulf of Mexico deepwater, Algeria and Qatar. They are tasked with delivering differentiated growth rates by targeting high-potential, exploration-focused investments and/or new ventures that may include acquisitions as entry vehicles.

    MANAGING DIFFERENTLY

    Another part of the operating strategy is a process that manages projects differently as they rotate through a natural lifecycle from growth to foundation and, eventually, to divestiture. Within the foundation assets, there will be two sets of assets that are managed very differently: funded and harvest assets. Harvest assets will not receive the same level of capital and human resource commitment as funded foundation assets, but will be managed primarily for cash generation with a focus on cost efficiency. Funded foundation assets will receive significant capital and staff attention, but still be managed to provide free cash for growth.
    "Production from our foundation assets is expected to provide enough cash to help fund both recurring corporate capital needs and the growth platforms. The growth platforms will be expected to provide incremental volume above the foundation's targeted 4 percent annual growth rate through 2009," he said. "Over the next five years, the combination of foundation and growth assets is expected to deliver annual reserve growth of approximately 4 percent to 6 percent at an estimated finding cost of $7 to $9 per BOE. In addition, at mid-cycle oil and gas prices, we expect to generate $1.5 billion of unallocated cash flow over the next five years, which provides some crucial flexibility to deliver on our goals."
    Hackett said the strategy envisions steady funding of the capital program regardless of oil and gas price volatility. Anadarko's refocused strategy is designed to enable a capital program that is self-funding at mid-cycle oil and gas prices. When prices exceed mid-cycle levels as is currently the case, the excess cash would be systematically used to build additional balance sheet strength through net debt reductions, returned to shareholders through stock repurchases, and otherwise be made available for reinvestment in other strategic options. Alternatively, when prices are below the company's mid-cycle targets, Anadarko could draw upon its strengthened debt capacity to fund a steady level of activity.

    ASSET DIVESTITURES

    Hackett stressed that the planned asset divestitures are intended to enhance execution of the refocused strategy. "The best time to fix your roof is when the sun is shining, and it's shining on our industry right now, with recent property sales going at record prices," he said. "This is not an effort to raise capital or reduce debt; we are already producing significant free cash flow at current prices."
    Hackett said the majority of asset sales are expected to close by year-end, with the rest to be accomplished by the end of the first quarter of 2005. Properties identified for divestiture are estimated to include between 325 million and 350 million barrels of oil equivalent (BOE) of proved reserves and between 115,000 and 125,000 BOE per day of production volumes. Most of the identified properties to be divested are located in the shallow-waters of the Gulf of Mexico, Western Canadian Sedimentary Basin and the Mid-Continent region of the United States.
    "This strategy will move Anadarko to the next logical phase of its evolution: a company positioned to continue to generate sustainable net asset value growth at a competitive return on capital," Hackett concluded.

   TARGETED DIVESTITURES

   UNITED STATES

       --  Gulf of Mexico Shelf

       --  Majority of Central Oklahoma Enhanced Oil Recovery fields

       -- Southwest Kansas/Oklahoma Panhandle deep Hugoton Basin fields

       --  West Panhandle fields in Texas

       --  Wyoming/Utah Overthrust region

       --  Southeast Colorado region

       --  Various Permian Basin fields

       --  Miscellaneous onshore properties

   CANADA

       --  Various Central Alberta fields

       --  Various Northeast British Columbia fields

       --  Southeast Saskatchewan fields

       --  Miscellaneous Southern Alberta fields

   INTERNATIONAL

       --  Oman

       --  Miscellaneous

   MINERALS MONETIZATION

       --  Limited term coal and trona royalty interests in Wyoming

    Deutsche Bank has been retained to serve as the company's lead advisor to coordinate the overall asset divestiture program. Randall & Dewey LLC will be marketing the U.S. properties. Waterous & Company and Kobayashi Partners Limited will be handling the Canadian assets. In addition, Waterous will also be marketing the other international assets and Oil and Gas Journal Exchange is marketing Southeast Colorado. For a more detailed description of the targeted divestitures, please go to www.anadarko.com/ma/.

    SHARE REPURCHASE

    Anadarko plans to make share repurchases of up to $2 billion from time to time, depending on market conditions. Shares may be repurchased either in the open market or through privately negotiated transactions. It is the company's intent to purchase a majority of the authorized amount in shares within the next 12 months as divestiture proceeds and excess cash flow are realized.

    ANALYST CONFERENCE TOMORROW, 8 A.M. UNTIL NOON CDT

    Anadarko will host an analyst conference tomorrow from 8 a.m.
until noon Central Daylight Time (9 a.m. until 1 p.m. Eastern Daylight
Time) to discuss details of its refocused strategy. The conference will be webcast and available for replay afterward at www.anadarko.com.

    MEDIA CONFERENCE CALL TODAY, 4:30 P.M. CDT

    Anadarko will host a short conference call for members of the working media today at 4:30 p.m. Central Daylight Time (5:30 p.m. Eastern Daylight Time) to discuss the company's strategy and answer questions. For information on dial-in instructions, please call Anadarko at 832-636-3321.

    Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Anadarko's operational focus extends from the Gulf of Mexico and prolific Texas, Louisiana and Mid-Continent basins, up through the western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.
    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's
(SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Lee Warren, 832-636-3321
             lee_warren@anadarko.com
             or
             Margaret Cooper, 832-636-8355
             margaret_cooper@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com